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                               CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in the Statement of Additional Information constituting part of this Post-Effective Amendment No. 23 to the registration statement on Form N-1A (the "Registration Statement") of our report dated October 28, 1997, relating to the financial statements and financial highlights appearing in the September 30, 1997 Annual Report to Shareholders of the National Money Market Fund, which appears in such Statement of Additional Information, and to the incorporation by reference of our report into the Prospectus which constitutes part of this Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Custodian, Transfer and Shareholder Servicing Agent and Independent Accountants" in the Statement of Additional Information.


PRICE WATERHOUSE LLP

Kansas City, Missouri
December 5, 1997